UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2009

RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-14428	98-014-1974
(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 8-20 East Broadway, Pembroke Bermuda	HM 19 (Zip Code)
(Address of principal executive offices)

(441) 295-4513

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective as of April 9, 2009, RenaissanceRe Holdings Ltd. (the “Company”), various financial institutions parties thereto (collectively, the “Lenders”), Bank of America, N.A. (“Bank of America”), as letter of credit issuer and administrative agent for the Lenders, Citibank, N.A. (“Citibank”), as syndication agent, Barclays Bank PLC, The Bank of New York Mellon and Wachovia Bank, National Association, as co-documentation agents, and Banc of America Securities LLC (“BAS”) and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers, entered into the Third Amended and Restated Credit Agreement (the “Credit Agreement”), amending and restating in its entirety the Second Amended and Restated Credit Agreement, dated as of August 6, 2004, as amended, among the Company, Bank of America, BAS, Citibank and certain other agents and lenders.

The Credit Agreement provides for a revolving commitment of up to $345 million, including in respect of the issuance of letters of credit up to a limit of $150 million and $75 million for the Company’s insurance subsidiaries and non-insurance subsidiaries, respectively. The Company has the right, subject to satisfying certain conditions, to increase the size of the facility to $500 million. Amounts borrowed under the Credit Agreement bear interest at a rate selected by the Company equal to the Base Rate or LIBOR plus a margin, all as more fully set forth in the Credit Agreement. The scheduled commitment termination date under the Credit Agreement is March 31, 2010.

The Credit Agreement contains representations, warranties and covenants customary for bank loan facilities of this type, including customary covenants limiting the Company’s ability to merge, consolidate, enter into negative pledge agreements, sell a substantial amount of assets, incur liens and declare or pay dividends under certain circumstances. The Credit Agreement also contains certain financial covenants customary for reinsurance and insurance companies in revolving credit facilities of this type, which generally provide that the Company’s consolidated debt to capital shall not exceed the ratio of 0.35:1 and that the consolidated net worth (the “Net Worth Requirements”) of the Company and Renaissance Reinsurance Ltd. (“RRL”) shall equal or exceed $1.8 billion and $960 million, respectively, subject to a grace period in the case of the Net Worth Requirements which is conditioned on, among other things, RRL maintaining a certain financial strength rating, all as more fully set forth in the Credit Agreement.

In the event of the occurrence and continuation of certain events of default, the Lenders or letter of credit issuer, as applicable, may, among other things, take any or all of the following actions: terminate their respective obligations to make loans or issue letters of credit, accelerate the outstanding obligations of the Company under the credit facility and require the Company to cash collateralize the outstanding letter of credit obligations in an amount equal to 103% thereof.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Bank of America, The Bank of New York Mellon, The Bank of N.T. Butterfield & Son Limited, Citibank and Wachovia Bank, National Association, which are parties to the Credit Agreement, are also parties to a $200 million credit agreement with DaVinciRe Holdings Ltd., a subsidiary of the Company. Bank of America, The Bank of New York Mellon, Citibank, UBS Loan Finance LLC and Wachovia Bank, National Association, which are parties to the Credit Agreement, are also parties to a $1.4 billion reimbursement agreement with the Company, RRL, Renaissance Reinsurance of Europe, Glencoe Insurance Ltd. and DaVinci Reinsurance Ltd. In addition, certain affiliates of the Lenders have in the past provided, and may in the future provide, investment banking, transfer agent, trusteeship, custodial, and/or other financial services from time to time to the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information in the first five paragraphs of Item 1.01 herein is incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description
10.1	Third Amended and Restated Credit Agreement, dated as of April 9, 2009, by and among RenaissanceRe Holdings Ltd., various financial institutions parties thereto, Bank of America, N.A., as LC Issuer and Administrative Agent for the lenders, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, The Bank of New York Mellon and Wachovia Bank, National Association, as Co-Documentation Agents, and Banc of America Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Managers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date: April 14, 2009	By:	/s/ Stephen H. Weinstein
Name: Stephen H. Weinstein
Title: SVP, General Counsel, & Corporate Secretary

INDEX TO EXHIBITS

Exhibit #	Description
10.1	Third Amended and Restated Credit Agreement, dated as of April 9, 2009, by and among RenaissanceRe Holdings Ltd., various financial institutions parties thereto, Bank of America, N.A., as LC Issuer and Administrative Agent for the lenders, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, The Bank of New York Mellon and Wachovia Bank, National Association, as Co-Documentation Agents, and Banc of America Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Managers.

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